Exhibit 10.23
LEASED EMPLOYEE AGREEMENT
     THIS LEASED EMPLOYEE AGREEMENT (the “Agreement”) is made and entered into as of May 15, 2006 (“Effective Date”) by and between United Bio Energy Fuels, LLC (hereinafter “UBE Fuels”), a Kansas limited liability company with offices at 5500 Cenex Drive, Inver Grove Heights, MN 55077, and United Bio Energy, LLC (hereinafter “UBE”).
     WHEREAS, UBE Fuels desires to lease certain personnel employed by UBE, and UBE is willing to lease such employees and services to UBE Fuels as set forth in this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:
SECTION 1. LEASING OF EMPLOYEES
     UBE agrees to lease to UBE Fuels the services of those employees as requested by UBE Fuels to operate its business and to manage such individuals in accordance with the terms of this Agreement.
SECTION 2. PROVIDING OF SERVICES
     (a) Covered Positions. The individual(s) possessing the skills to perform the services covered under this Agreement may be modified during the term of this Agreement to reflect newly assigned or terminated positions by agreement of the parties (the “Covered Positions”).
     (b) UBE As The Employer. All employees assigned to perform the Covered Positions are and shall remain the common law employees of UBE (all such employees referred to herein as “Covered Employees”). UBE has the sole responsibility for all administrative and personnel matters for Covered Employees including but not limited to compliance with all laws and regulations affecting employees, the payment of wages and all federal, vacation and paid time off, state and local payroll taxes, FICA, unemployment insurance contributions, providing workers’ compensation coverage, complying with the Immigration Reform and Control Act, providing non-obligatory fringe benefit programs for Covered Employees, and complying with COBRA or state continuation coverage rights for qualified Covered Employees and dependents.
     (c) Control And Supervision of Covered Employees; Standard of Care; Place of Performance.
          (i) During the term of this Agreement, UBE shall retain and exercise general supervisory responsibilities with respect to the Covered Employees, and shall have the right and authority to implement UBE policies and procedures relating to Covered Employees. UBE Fuels agrees to cooperate and assist UBE in the implementation and supervision of all such policies and procedures. All UBE Fuels personnel policies and directives concerning Covered Employees shall be made with the approval of UBE.
          (ii) UBE shall have the ultimate authority and control over hiring, evaluating, supervising, disciplining and termination of all Covered Employees. UBE Fuels agrees not to hire or terminate any Covered Employee without the prior approval of UBE, it being understood that UBE retains full control over all personnel decisions involving Covered Employees UBE Fuels shall not be responsible for any financial obligation of UBE to a Covered Employee accruing after such discontinuation becomes effective by reason of the service performed pursuant to this Agreement, except as otherwise provided on Exhibit A. Any Covered Employee that ceases to provide the services covered by this Agreement shall no longer be a Covered Employee.
          (iii) UBE shall be responsible for obtaining and maintaining all prehire and applicant documentation, in accordance with current law. UBE Fuels shall be solely responsible for those functions necessary to the conduct of UBE Fuels’s business, including the daily on-site supervision and work direction of Covered Employees.
          (iv) In performing the services hereunder, UBE and the Covered Employees shall use their best efforts to perform their duties in a manner reasonably believed by them to be in the best interest of UBE Fuels, subject always to the control of the UBE Fuels as to matters of company policy, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.
          (v) All work and services shall be performed by Covered Employees at such location as UBE Fuels may reasonably request. UBE Fuels shall comply with all federal, state and local laws regarding the proper use and safety of such premises or other location. UBE Fuels shall pay for any travel costs associated with this Section 2(c)(v).
SECTION 3. TERM OF AGREEMENT
     (a) Term. The term of this Agreement shall begin on the Effective Date shown above and shall continue, until 30 days notice is given by either party terminating the Agreement.
     (b) Effect of Non-Payment. In the event of a failure by UBE Fuels to pay any amounts to or on behalf of Covered Employees when due, UBE shall have the right to terminate this Agreement immediately upon written notice.
     (c) Automatic Termination. This Agreement shall terminate automatically, without notice, in the event of the bankruptcy, insolvency, dissolution, receivership, or cessation of UBE Fuels’s or UBE’s business.

     (d) Effect of Termination. Termination of the Agreement for any reason shall not relieve either party from any of its liabilities or obligations to the other pursuant to the terms of this Agreement, including, but not limited to, payment of any claims or liabilities incurred by one party which are the responsibility of the other party pursuant to the terms of this Agreement.
SECTION 4. FEES AND CHARGES
     (a) Service Fee. UBE Fuels shall pay UBE a Service Fee as described in Exhibit A, attached hereto and incorporated herein, as may be amended from time to time. The Service Fee includes all employee wages, payroll taxes and government-mandated costs, including workers’ compensation and fringe benefit costs for Covered Employees.
     (b) Billing and Payment. UBE Fuels shall be billed for the Service Fee and pay UBE the Service Fee in accordance with the schedule described in Exhibit A.
     (c) Fee Adjustment. During the Term, UBE may adjust the Service Fee for statutory tax increases, health insurance cost increases, workers’ compensation cost increases, or changes in wages for Covered Employees. All such increases shall be effective from the date of notification.
     (d) Billing Errors. If UBE Fuels believes that any billing or other communication between the parties is in error, UBE Fuels shall immediately notify UBE.
SECTION 5. COMPLIANCE WITH LAWS AND DIRECTIVES
     (a) Compliance with Health and Safety Laws. UBE Fuels agrees that it will comply, at its own expense, with all health and safety laws, regulations, ordinances, directives and rules imposed by federal, state and local laws and agencies. Specifically, UBE Fuels shall be solely responsible to ensure compliance with safe work practices and use of protective equipment as required by controlling federal, state and local government, including the Occupational Safety and Health Act (OSHA) and the Workplace Accident and Injury Reduction Act (AWAIR) and shall maintain all logs and documentation required by federal and state laws pertaining to worker safety, accidents and health, and be responsible for worker safety and health training. UBE Fuels also agrees that it is solely responsible for obtaining and maintaining the costs of any licenses or permits required for its business and will hold UBE harmless in the event that UBE Fuels is found to be in non-compliance by local, state or federal requirements in this connection.
     (b) Licenses. If Covered Employees are required to be licensed or to act under the supervision of a licensed person or entity, UBE Fuels shall be solely responsible for verifying such licensure or providing such required supervision.

     (c) Compliance with UBE Directives. UBE Fuels agrees to cooperate and comply with specific directives from UBE relating to workplace safety and health and all personnel matters as set forth in this Agreement.
     (d) UBE Fuels Confidential Information. It shall be the sole responsibility of UBE Fuels to protect confidential information that Covered Employees may obtain in the course of duties performed at UBE Fuels. UBE shall comply with any requirements of UBE Fuels with respect to confidential information and shall institute procedures, including obtaining confidentiality agreements for the Covered Employees, as may be requested by UBE Fuels.
     (e) Notice of Injury. UBE Fuels agrees that it will immediately notify UBE of all accidents and injuries to Covered Employees occurring, on or off UBE Fuels’s premises in the course of its business operations of which it has any knowledge.
     (f) Labor Matters. Each party is responsible for all labor negotiations, grievances, and collective bargaining agreements at their respective place of business.
     (g) Compliance with Laws. To the extent within their control, UBE and UBE Fuels agree to comply, at their own expense, with any and all laws, rules and regulations necessary to the performance of this Agreement, and shall cooperate fully with the other party in complying with such laws, rules and regulations. UBE shall not be liable for UBE Fuels’s failure or refusal to follow or implement UBE policies or directives, to the extent such policies or directives have been provided in writing to UBE Fuels, or for employment decisions made by UBE Fuels without UBE’s prior knowledge or against UBE directives. UBE Fuels shall not be liable for employment decisions made by UBE as it concerns Covered Employees.
     (h) Cooperation in Defense of Claims and Litigation. UBE Fuels agrees to reasonably cooperate at UBE’s expense (not including attorney fees, costs and expenses that UBE Fuels incurs for its own defense) when requested to assist UBE in defending itself against unemployment, workers’ compensation, discrimination, wrongful discharge or other employment related claims or litigation. This shall include, but not be limited to, the completion of termination reports, attendance at hearings or administrative proceedings, answering questions or interrogatories and providing full access to UBE Fuels files relating to Covered Employees, if any. UBE Fuels obligations continue under this section upon termination of this Agreement.
SECTION 6. INSURANCE
     (a) Workers’ Compensation — UBE Responsibility. UBE shall furnish and keep in force and effect, at all times during the term of this Agreement, workers’ compensation insurance or authorized self-insurance covering all Covered Employees assigned to UBE Fuels under the terms of this Agreement.

     (b) Insurance — UBE Fuels Responsibility. UBE Fuels shall furnish and keep in full force and effect at all times during the term of this Agreement, comprehensive and general liability insurance on its entire business operation.
SECTION 7. INDEMNIFICATION
     (a) Indemnification. Each party (the “Indemnitor”) shall indemnify, defend and hold the other party and its officer, directors and employees (each and “Indemnitee”) harmless from and against all liabilities, obligations, claims damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon, incurred by or asserted against the Indemnitee that are caused by, are attributable to, result from or arise out of (i) acts of gross negligence or willful misconduct by the Indemnitor, its employees or agents, (ii) the Indemnitor’s breach of any provision of this Agreement; (iii) the Indemnitor’s failure to meet its obligations to or perform any acts required under its agreements with any third party, (iv) the relationship between the Indemnitor and any of its employees, agents, and servants, whether under industrial accident laws, workers’ compensation laws or any other laws applicable to employers and employees.
     The provisions of this section 7 shall survive the termination of this Agreement.
SECTION 8. GENERAL PROVISIONS
     (a) Assignment. UBE Fuels and UBE shall not assign this Agreement or their rights and duties hereunder, or any interest herein, without prior, written consent from the other.
     (b) Entire Agreement. This Agreement, together with any addendums, amendments or exhibits, which are incorporated herein by reference, is the entire agreement between the parties and supersedes any previous agreement, representations, or discussions with respect to the subject matter between UBE Fuels and UBE. This Agreement may not be altered or amended except by written agreement duly executed by UBE Fuels and UBE, except the Covered Positions shown on the Employee Census Sheet, attached hereto as Exhibit B, which may be amended from time to time by mutual consent of the parties to reflect newly hired or terminated Covered Employees.
     (c) Waiver. The failure by either party at any time to require performance by the other party or to claim a breach of any, provision of this Agreement shall not be construed as a waiver of any subsequent breach nor affect the effectiveness of this Agreement, or any part thereof, nor prejudice either party as regarding any subsequent action.
     (d) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota.

     (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original. Such counterparts shall together constitute one and the same Agreement.
     (f) Severability. In the event that any term, covenant, condition or provision contained in this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the balance of the Agreement shall remain in full force and effect and shall stand as if the unenforceable provision did not exist.
     (g) Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when placed in writing and deposited in the United States Postal Service, and addressed to the following address:

If to UBE Fuels:	Attention: Don Olson CHS Inc.
5500 Cenex Drive, MS 504
Inver Grove Heights, MN 55077

With a copy to:	Lisa A. Zell
CHS Inc.
5500 Cenex Drive, MS 625
Inver Grove Heights, MN 55077

If to UBE:	Attention: Brian Thome
2868 N. Ridge Road
Wichita, KS 67205
     (h) Successors and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and entered into on their behalf by their duly authorized representatives.

United Bio Energy Fuels, LLC
By:	/s/ DAN OSTENDORF
Its: Officer

United Bio Energy, LLC
By:	/s/ BRIAN THOME
Its: President

EXHIBIT A
SERVICE FEE, BILLING AND PAYMENT SCHEDULE
     Billing and Payment. UBE Fuels shall be billed a Fee for payroll plus benefits in accordance with the payroll schedule on Exhibit A-1 for the Covered Employees and is due immediately upon receipt of invoice. UBE Fuels must notify UBE by the 15th of each month, if UBE Fuels desires to make a change to the Covered Positions, or UBE Fuels will be invoiced for the full amount indicated on Exhibit A-1 as of the 15th day of each month. If UBE Fuels gives notice by the 15th day of the month, UBE will prepare an amended Exhibit A-1 to reflect the new Fee.
     In addition to the Fee listed on Exhibit B, if UBE Fuels does not continue to lease Craig Palmer, Lisa Jo Sanders or Angela Nease as a Covered Employee, but such individual remains through the date that UBE Fuels desires to lease such individual, or through December 31, 2006, whichever is sooner, UBE Fuels agrees to pay UBE an amount equal to six (6) months salary of such individual as listed on Exhibit B.

EXHIBIT B
EMPLOYEE CENSUS SHEET

EXHIBIT B

						Fuels Portion
				Annual		of Monthly
Name	Division	Position	%Fuels	Salary	Monthly Salary	Salary

Litterio, John C.	Fuels	Director of Fuels	0%	$140,000	$11,667	0
Palmer, W. Craig	Fuels	Mgr of Ethanol Sales	100%	$92,000	$7,667	7666.666667
Sanders, Lisa Jo	Fuels	Fuels Logistics	100%	$48,118	$4,010	4009.833333
Nease, Angela	Fuels	Sales & Logistics Coordinator	100%	$41,140	$3,428	3428.333333
Lara, Andrea	Fuels	Customer Service Acct Coordinator	100%	$31,200	$2,600	1300	4/1-4/15
Lyday, Sophie	Fuels	Accounting Clerk	100%	$28,121	$2,343	2343.416667
Curtis, Janet	Fuels	Accounting Clerk	100%	$31,200	$2,600	2600
Rose Ann Noyes	Fuels	Cash Application	100%	$31,200	$2,600	2600
Budion, Bob	Fuels, Ingredients	Accounting Mgr	45%	$75,000	$6,250	2812.5
Stewart, Byron	Fuels, Ingredients	Trading & Transportation	25%	$110,000	$9,167	2291.666667
Marshall, Lisa	Corporate	Controller	65%	$52,000	$4,333	2816.666667
Thompson, Shawna	Corporate	Staff Accountant	75%	$37,200	$3,100	2325
Hickerson, Judy	Corporate	Fuels Reporting	100%	$11,382	$949	948.5
Fox, Todd	Corporate	Credit Mgr	25%	$46,000	$3,833	958.3333333

				$774,561	$64,547	$36,101
		Benefits	25%	of Monthly Fee		$9,025.23

					Total Fee	$45,126